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                                                                       EXHIBIT 2

                            RESTRUCTURING AGREEMENT

          THIS RESTRUCTURING AGREEMENT (the "Agreement") is made and entered into as of ______________, 1998 by and between Interstate General Company L.P., a Delaware limited partnership ("IGC"), and American Community Properties Trust, a Maryland real estate investment trust ("ACPT").

                                  WITNESSETH:
                                  ----------

          WHEREAS, the Board of Directors of Interstate General Management Corporation ("IGMC"), the managing general partner of IGC, has determined that it is in the best interests of IGC to consolidate the principal real estate operations and assets of IGC (the "Assets") into a separate, publicly traded entity (the "Restructuring");

          WHEREAS, in March 1997 IGC formed ACPT as a wholly-owned subsidiary of IGC for purposes of consummating the Restructuring;

          WHEREAS, in connection with the Restructuring IGC wishes to transfer to ACPT its ownership interest certain subsidiaries which currently own and operate the Assets (the "Asset Transfers"); and

          WHEREAS, following completion of the Asset Transfers, IGC intends to distribute (the "Distribution") to its partners, including the holders (the "Unitholders") of IGC's units (the "Units"), all of the common shares of beneficial interest of ACPT, par value $.01 per share (the "Common Shares");

          NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and intending to be legally bound hereby, IGC and ACPT hereby agree as follows:
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ARTICLE I.     DEFINITIONS.
               -----------

          Section 1.01.    General.  As used in this Agreement, capitalized
                           -------
terms defined immediately after their use shall have the respective meanings thereby provided and the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          Action:  any action, claim, suit, arbitration, inquiry, proceeding or
          ------
investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal.

          Affiliate:  with respect to any specified person or entity, a person
          ---------
or entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person or entity; provided, however, that IGC and ACPT shall not be deemed Affiliates of each other for purposes of this Agreement.

          Agent:  the Registrar and Transfer Company, the distribution agent
          -----
appointed by IGC to register the transfer of Common Shares to IGC Unitholders.

          Books and Records:  the books and records of IGC (or true and complete
          -----------------
copies thereof), including all computerized books and records, owned by IGC relating to the Assets.

          Code:  the Internal Revenue Code of 1986, as amended.
          ----

          Distribution Date:  the date and time as of which the Distribution of
          -----------------
the Common Shares shall be effected as determined by the Board of Directors of IGMC.

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          Form S-4:  the registration statement on Form S-4 to be filed by ACPT
          --------
with the SEC to effect the registration of the Common Shares pursuant to the Securities Act.

          Indemnifiable Losses:  with respect to any claim by an Indemnitee for
          --------------------
indemnification authorized pursuant to Article IV hereof, all losses, liabilities, claims, damages, obligations, payments, costs and expenses (including, without limitation, the costs and expenses of any and all Actions, demands, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys' fees and expenses in connection therewith) suffered by such Indemnitee with respect to such claim.

          Indemnifying Party:  any party who is required to pay any other person
          ------------------
pursuant to Article IV hereof.

          Indemnitee:  any party who is entitled to receive payment from an
          ----------
Indemnifying Party pursuant to Article IV hereof.

          Indemnity Payment:  the amount an Indemnifying Party is required to
          -----------------
pay an Indemnitee pursuant to Article IV hereof.

          Meeting:  The special meeting of IGC Unitholders called by the Board
          -------
of Directors of IGMC to vote on the Distribution.

          Meeting Record Date:  The record date established by the Board of
          -------------------
Directors if IGMC for determining holders of IGC Units eligible to vote at the Meeting.

          Record Date:  the date determined by the Board of Directors of IGMC as
          -----------
the record date for determining holders of IGC Units eligible to receive Common Shares in the Distribution.

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          SEC:  the Securities and Exchange Commission.
          ---

          Securities Act:  the Securities Act of 1933, as amended.
          --------------

ARTICLE II.  THE RESTRUCTURING.
             -----------------

     Section 2.01.  IGMC Board Action.
                    -----------------

          (a) This Agreement and the consummation of each of the transactions provided for herein shall be subject to approval by (i) the Board of Directors of IGMC, (ii) the record holders of a majority of the IGC Units outstanding as of the Meeting Record Date and (iii) the record holders of a majority of IGC Units present and voting at the Meeting that are not beneficially owned by members of the family of James J. Wilson, the Chairman of the Board of IGMC and the Chief Executive Officer of IGC.

          (b) The Board of Directors of IGMC, in its discretion, shall establish the Meeting Record Date and the date, time and place of the Meeting.

          (c) The Board of Directors of IGMC, in its discretion, shall establish the Record Date. IGC shall provide notice of the Distribution and the Record Date to record holders of IGC Units at least 15 days prior to the Record Date.

          (d) The Board of Directors of IGMC shall establish the Distribution Date and all appropriate procedures in connection with the Distribution, provided that in no event shall the Distribution Date occur prior to such time as all of the following have occurred: (i) the conditions set forth in subsection (a) above have been satisfied, (ii) the Form S-4 shall have been declared effective by the SEC, and (iii) all of the transactions contemplated in
Section 2.02 shall have been consummated.

          Section 2.02.  The Asset Transfers.
                         -------------------

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          IGC, on or prior to the Distribution Date, shall transfer to ACPT the following interests in the subsidiaries of IGC identified below:

               (a) 100% of the outstanding common shares of American Rental Properties Trust, a Maryland real estate investment trust;

               (b) 100% of the outstanding capital stock of American Land Development US Inc., a Maryland corporation;

               (c) 100% of the outstanding capital stock of American Rental Management Company, a Delaware corporation; and

               (d) 100% of the outstanding capital stock of IGP Group Corp., a Puerto Rico corporation.

          Section 2.03.  The Distribution.
                         ----------------
          (a) On or as promptly as practicable following the Distribution Date, IGC shall deliver to the Agent a Common Share certificate, endorsed in blank, representing all of the ______________ outstanding Common Shares of ACPT.

          (b) IGC shall instruct the Agent to distribute, on or as promptly as practicable following the Distribution Date, to each holder of record of IGC Units on the Record Date, one ACPT Common Share for every two IGC Units held by such holder of record. Each Common Share so distributed shall be evidenced by a Common Share certificate issued in registered form.

          (c) No certificates or scrip representing fractional Common Shares will be issued to IGC Unitholders as part of the Distribution. IGC shall instruct the Agent to aggregate fractional Common Shares into whole Common Shares and sell

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them, as soon as practicable after the distribution of Common Share certificates to IGC Unitholders, in the open market at then prevailing prices on behalf of IGC Unitholders who otherwise would be entitled to receive fractional share interests. IGC shall instruct the Agent to distribute to such IGC Unitholders a check in payment for the amount of their allocable share of the total sale proceeds.

          Section 2.04.  Distribution of Common Shares to Holders of IGC
                         -----------------------------------------------
Options.

          (a) ACPT agrees that it shall reserve for issuance from time to time to IGC upon IGC's request and at no cost to IGC up to 8,200 Common Shares to be distributed by IGC from time to time in respect of options to acquire IGC Units or IGC Unit appreciation rights outstanding as of the Distribution Date under the IGC Employee Unit Incentive Plan and the IGC Director Unit Option Plan ("Option Shares").

          (b) Upon IGC's request and at IGC's expense, ACPT shall prepare and file any necessary amendment to any listing agreement with respect to the Common Shares to authorize listing of the Option Shares on the American Stock Exchange and the Pacific Stock Exchange or any other national securities exchange or market on which the Common Shares are listed.

          (c) If at any time prior to the issuance to IGC of the Option Shares, ACPT shall increase the aggregate number of Common Shares outstanding by means of any split, dividend, distribution, recapitalization, reclassification or the like, the number of Common Shares that ACPT shall reserve for issuance to IGC pursuant to this Section 2.04 shall be adjusted so that the aggregate number of Common Shares reserved for issuance to IGC shall be increased by that number of Common Shares which a holder

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of 8,200 Common Shares as of the record date for such event would have been entitled to receive by virtue of such split, dividend, distribution, recapitalization, reclassification or the like.

ARTICLE III.   ASSUMPTION OF INDEMNIFICATION OBLIGATIONS.
               -----------------------------------------

          Section 3.01.  Assumption and Discharge.  From and after the
                         ------------------------
Distribution Date, ACPT agrees to assume and discharge all obligations of IGC, whether arising by statute, contract, or otherwise, to indemnify any current or former director of IGMC or officer of IGMC or IGC for actions or omissions taken by such persons prior to the Distribution Date in respect of the Assets.

ARTICLE IV.    SURVIVAL AND INDEMNIFICATION.
               ----------------------------

          Section 4.01.  Survival of Agreements.  Except as otherwise
                         ----------------------
contemplated by this Agreement, all covenants and agreements of the parties contained in this Agreement shall survive the Distribution Date.

          Section 4.02.    Indemnification.
                           ---------------
          (a) ACPT shall indemnify, defend and hold harmless IGC, each of its officers, employees and agents and each Affiliate of IGC from and against any and all Indemnifiable Losses of IGC or any of its Affiliates arising out of or due to, directly or indirectly, any failure to perform, or violation of, any provision of this Agreement or any other agreement to be entered into in connection with this Agreement, which is to be performed or complied with by ACPT.

          (b) IGC shall indemnify, defend and hold harmless ACPT, each of its officers, employees and agents and each Affiliate of ACPT from and against any

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and all Indemnifiable Losses of ACPT or any of its Affiliates arising out of or due to, directly or indirectly, any failure to perform or violation of any provision of this Agreement or any other agreements to be entered into in connection with this Agreement, which is to be performed or complied with by IGC.

          (c) The amount which any party (an "Indemnifying Party") is required to pay to any other party (an "Indemnitee") under this Article IV shall be reduced (including, without limitation, retroactively) by any insurance proceeds and other amounts actually recovered by such Indemnitee in reduction of the related Indemnifiable Loss. Amounts required to be paid are hereafter sometimes collectively called "Indemnity Payments" and are individually called an "Indemnity Payment." If an Indemnitee shall have received an Indemnity Payment with respect to an Indemnifiable Loss and shall subsequently actually receive insurance proceeds or other amounts in respect of such Indemnifiable Loss, then such Indemnitee shall pay to such Indemnifying Party a sum equal to the lesser of the amount of such insurance proceeds or other amounts actually received or the net amount of Indemnity Payments actually received previously. The Indemnitee agrees that the Indemnifying Party shall be subrogated to such Indemnitee under any insurance policy and that the Indemnitee shall not waive any right of subrogation.

          Section 4.03.  Procedure for Indemnification.
                         -----------------------------
          (a) If an Indemnitee shall receive notice of the assertion by a person who is not a party of this Agreement of any claim or of the commencement by any such person of any Action (a "Third Party Claim") with respect to which an

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Indemnifying Party is or may be obligated to make an Indemnity Payment, such
Indemnitee shall give such Indemnifying Party prompt notice thereof after becoming aware of such Third Party Claim, specifying in reasonable detail the nature of such Third Party Claim and the amount or estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim); provided, however, that the failure of any Indemnitee to give notice as provided in this Section 4.03 shall not relieve the related Indemnifying Party of its obligations under this Article IV, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

          (b) An Indemnifying Party may elect to defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any Third Party Claim. If an Indemnifying Party elects to defend a Third Party Claim, it shall, within 10 days of notice of such Third Party Claim (or sooner, if the nature of such Third Party Claim so requires), notify the related Indemnitee of its intent to do so, and such Indemnitee shall cooperate in the defense of such Third Party Claim. Such Indemnifying Party shall pay such Indemnitee's actual out-of-pocket expenses (other than officers' or employees' salaries) reasonably incurred in connection with such cooperation. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, an Indemnifying Party shall not be liable to such Indemnitee under this
Article IV for any legal or other expenses subsequently incurred by such Indemnitee in connection with the defense thereof; provided, however, that such Indemnitee shall have the right to employ separate counsel to represent such Indemnitee if, in such Indemnitee's reasonable judgment, a conflict of interest between such Indemnitee and such Indemnifying Party exists with respect to such claim, and in that event the reasonable fees and expenses of such separate counsel shall be paid by such Indemnifying Party. Except as so provided, if an Indemnitee desires to participate in the defense of a Third Party Claim, it may do so but it shall not control the defense and such participation shall be at its sole cost and expense. If an Indemnifying Party elects not to defend against a Third Party Claim, or fails to notify an Indemnitee of its election as provided in this Section 4.03, such Indemnitee may defend, compromise and settle such Third Party Claim; provided, however, that no such Indemnitee may compromise or settle any such Third Party Claim without prior written notice to such Indemnifying Party and except by payment of monetary damages or other money payments. No Indemnifying Party shall consent to entry of any judgment or enter into any compromise or settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability in respect to such Third Party Claim.

          (c) If an Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to such Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense (the cost of copying thereof to be paid by the Indemnifying Party).

          (d) Notwithstanding anything else in this Section 4.03, if an offer of settlement or compromise for non-monetary damages is received by an Indemnifying Party with respect to a Third Party Claim and such Indemnifying Party notifies the related Indemnitee in writing of such Indemnifying Party's willingness to settle or compromise such Third Party Claim on the basis set forth in such notice and such Indemnitee declines to accept such settlement or compromise, such Indemnitee may continue to contest such Third Party Claim, free of any participation by such Indemnifying Party, at such Indemnitee's sole expense.

          (e) Upon any final determination of a Third Party Claim pursuant to this Section 4.03, except as provided by Section 4.03(d), the Indemnifying Party shall pay promptly on behalf of the Indemnitee, or to the Indemnitee in reimbursement of any amount therefore required to be paid by it, the amount so determined. Upon the payment in full by the Indemnifying Party of any such amount, the Indemnifying Party shall be subrogated to the rights of such Indemnitee, to the extent not waived in settlement, against the persons who made such Third Party Claim with respect to the subject matter of such claim.

          (f) Notwithstanding the foregoing provisions of this Section 4.03, there may be Third Party Claims which reasonably could result in both IGC and ACPT being liable to the other under indemnification provisions of this Agreement. In any such events, the parties shall endeavor, acting reasonably and in good faith, to agree upon a manner of conducting the defense of or settlement of the Third Party Claim with a view to minimizing the legal expense and associated costs that might otherwise be incurred by the parties, including the use of the same legal counsel for the defense of such claim.

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

          (g) Except to the extent expressly provided otherwise in this Section 4.03, the indemnification provided for by this Section 4.03 shall not inure to the benefit of any third party or parties and shall not relieve any insurer who would otherwise be obligated to pay any claim of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, provide any subrogation rights with respect thereto.

          (h) Any claim on account of an Indemnifiable Loss which does not result from a Third Party Claim shall be asserted by written notice given by the related Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of sixty (60) days within which to respond thereto. If such Indemnifying Party does not respond within such sixty-day period, such Indemnifying Party shall be deemed to have accepted responsibility to make payment and shall have no further right to contest the validity of such claim.

ARTICLE V.  ACCESS TO INFORMATION AND SERVICES.
            ----------------------------------

          Section 5.01.  Provision of Corporate Records.  As soon as practicable
                         ------------------------------
after the Distribution Date, IGC shall deliver to ACPT all Books and Records. Such Books and Records shall be the property of ACPT, but shall be retained and made available readily to IGC for review and duplication until the earlier of
(i) notice from IGC that such records are no longer needed by IGC or (ii) the tenth anniversary of the Distribution Date.

          Section 5.02.  Production of Witnesses.  From and after the
                         -----------------------
Distribution Date, IGC and ACPT shall use reasonable efforts to make available to each other, upon written request, its officers, employees and agents as witnesses to the extent that any such person may reasonably be required in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved. IGC and ACPT agree to reimburse each other for reasonable out-of-pocket expenses (but not labor charges or salary payments) incurred by the other in connection with providing witnesses pursuant to this Section 5.02.

ARTICLE VI.    MISCELLANEOUS.
               -------------

          Section 6.01.  Complete Agreement.  This Agreement shall constitute
                         ------------------
the entire agreement between IGC and ACPT with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

          Section 6.02.  Further Assurances; Subsequent Transfers.  Each of IGC
                         ----------------------------------------
and ACPT will execute and deliver such further agreements, notes and instruments of transfer and assignment and will take such other actions as each of them may reasonably request of the other in order to effectuate the purposes of this Agreement and to carry out the terms hereof. Notwithstanding the foregoing, IGC and ACPT shall not be obligated, in connection with the foregoing, to expend monies other than reasonable out-of-pocket expenses and attorneys' fees.

          Section 6.03.  Expenses.  Except as otherwise provided in this
                         --------
Agreement, all costs and expenses of IGC or ACPT incurred in connection with the Restructuring (whether or not payable as of the Distribution Date) and with the consummation of the transactions contemplated by this Agreement shall be borne by ACPT and/or its consolidated subsidiaries. Such costs and expenses shall include, without limitation, legal, accounting and printing costs and expenses and transfer taxes.

          Section 6.04.  Governing Law.  This Agreement shall be governed by and
                         -------------
construed and enforced in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflict law) as to all matters, including, without limitation, matters of validity, construction, effect, performance and remedies.

          Section 6.05.  Notices.  All notices, requests, demands and other
                         -------
communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is given, (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, provided telephonic confirmation of receipt is obtained promptly after completion of transmission,
(iii) on the business day after delivery to a recognized overnight courier service provided receipt of delivery has been confirmed, or (iv) on the fifth day after mailing, provided receipt of delivery is confirmed, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, properly addressed and return-receipt requested, to the party as follows:

          If to IGC:     Interstate General Company L.P.
                         222 Smallwood Village Center
                         Waldorf, MD  20602
                         Attention:  President
                         Fax:  (301) 870-8481

          If to ACPT:    American Community Properties Trust
                         222 Smallwood Village Center
                         Waldorf, MD  20602
                         Attention: President

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                         Fax:  (301) 870-8481

Any party may change its address by giving the other party written notice of its new address in the manner set forth above.

          Section 6.06.  Amendment and Modification.  This Agreement may be
                         --------------------------
amended, modified or supplemented only by written agreement of the parties.

          Section 6.07.  Termination.  This Agreement may be terminated at any
                         -----------
time prior to the Distribution Date by and in the sole discretion of IGC without the approval of ACPT. In the event of such termination, no party hereto shall have any liability of any kind to any other party hereto.

          Section 6.08.  Successors and Assigns.  This Agreement and all of the
                         ----------------------
provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other party.

          Section 6.09.  No Third Party Beneficiaries.  This Agreement is solely
                         ----------------------------
for the benefit of the parties hereto and is not intended to confer upon any other person except the parties hereto any rights or remedies hereunder.

          Section 6.10.  Counterparts.  This Agreement may be executed in two or
                         ------------
more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          Section 6.11.  Interpretation.  The Article and Section headings
                         --------------
contained in this Agreement are solely for the purpose of reference, and not part of the agreement

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

of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

          Section 6.12.  Severability.  Any provision of this Agreement which is
                         ------------
prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provision hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed and delivered as of the day and year first above written.


                         INTERSTATE GENERAL COMPANY, L.P.

                         By: Interstate General Management Corporation, its managing general partner



                         By:  _____________________________________
                              Name:
                              Title:



                         AMERICAN COMMUNITY PROPERTIES TRUST



                         By:  _____________________________________
                              Name:
                              Title:

                                      -17-